Exhibit 5.1

BAKER DONELSON CENTER SUITE 800 211 COMMERCE STREET NASHVILLE, TENNESSEE 37201 PHONE: 615.726.5600 FAX: 615.726.0464 MAILING ADDRESS: P.O. BOX 190613 NASHVILLE, TENNESSEE 37219
www.bakerdonelson.com

March 31, 2016

Franklin Financial Network, Inc.

722 Columbia Avenue

Franklin, Tennessee 37064

Ladies and Gentlemen:

We have acted as counsel to Franklin Financial Network, Inc., a Tennessee corporation (the “Company”), in connection with the issuance and sale of the Company’s fixed-to-floating rate subordinated notes due 2026 in the aggregate principal amount of $40 million (the “Notes”) in an underwritten public offering pursuant to an Underwriting Agreement dated March 29, 2016 between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters named therein (the “Underwriting Agreement”). The Notes are to be offered and sold pursuant to a prospectus supplement, dated March 29, 2016 (the “Prospectus Supplement”), and the accompanying base prospectus dated December 23, 2015 (the “Base Prospectus” and collectively with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-208578) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”).

The Notes will be issued under an indenture, dated March 31, 2016, between the Company and U.S. Bank National Association, as trustee (the “Trustee”) (the “Base Indenture”), and a supplemental indenture dated as of March 31, 2016 (the “Supplemental Indenture,” and collectively with the Base Indenture, the “Indenture”), pursuant to which the Notes will be issued, between the Company and the Trustee.

We have examined the Registration Statement, the Prospectus, the Underwriting Agreement and the Indenture. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied, without independent investigation, upon the representations and warranties made by the parties in the Indenture and the Underwriting Agreement, and upon certificates or comparable documents of public officials and of officers and representatives of the Company.

Franklin Financial Network, Inc.

March 31, 2016

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on the foregoing, it is our opinion that:

(1)	The Company has been duly incorporated and is validly existing as a corporation and is in good standing under the laws of the State of Tennessee.

(2)	The Company has duly authorized, executed and delivered the Indenture.

(3)	The execution, delivery and performance by the Company of the Indenture will not violate the law of the State of Tennessee, and does not and will not constitute a breach or violation of its charter or bylaws.

It is further our opinion that, when the applicable provisions of the 1933 Act and such “Blue Sky” or other state securities laws as may be applicable shall have been complied with and when the Notes have been duly executed, authenticated, issued and delivered by or on behalf of the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture and as contemplated by the Registration Statement and the Prospectus:

(1)	The Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion rendered above relating to the enforceability of the Notes is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally; (ii) the effect of general principles of equity (including, without limitation, laches and estoppel as equitable defenses, concepts of materiality, reasonableness, good faith and fair dealing, and considerations of impracticability or impossibility of performance and defenses based upon unconscionability), whether enforcement is considered or applied in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the qualification that the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Franklin Financial Network, Inc.

March 31, 2016

Our opinions as set forth herein are limited to the federal law of the United States, the laws of the State of New York and the laws of the State of Tennessee. No opinion is given regarding the laws of any other jurisdiction.

This letter speaks as of the date hereof. We disclaim any obligation to provide any subsequent opinion or advice by reason of any future changes or events which may affect or alter any opinion rendered herein. Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

We hereby consent to the filing of this opinion as an Exhibit to a current report on Form 8-K, which we understand will be incorporated by reference into the Prospectus, and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the Commission’s rules and regulations.

Very truly yours, /s/ Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, P.C.